Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related prospectus of América Móvil, S.A.B. de C.V. for the registration of 2.6 billion shares of its Series L common stock, and to the incorporation by reference therein of our report dated April 1, 2010 with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, included in its Form 6-K (Report of Foreign Private Issuer – File No. 001-16269 – 10726368), filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ OMERO CAMPOS SEGURA
Omero Campos Segura

Mexico City, Mexico

May 11, 2010